Exhibit 99.1

Arch Therapeutics Initiates Research and Development Collaboration with CÚRAM Centre for Research in Medical Devices

Grant Funding from Science Foundation Ireland to CÚRAM to Support Development of AC5TM and Pipeline

FRAMINGHAM, MA – June 1, 2015 – Arch Therapeutics, Inc. (OTCQB: ARTH) ("Arch" or the "Company"), developer of the AC5 Surgical Hemostatic Device™ (AC5™) for use in controlling bleeding and fluid loss in order to provide faster and safer surgical and interventional care, executed a collaboration agreement with CÚRAM Centre for Research in Medical Devices, a new center of excellence for research based in Galway, Ireland that aims to radically improve health outcomes for patients by developing and collaborating on the development of “smart” medical devices.

As part of the collaboration agreement, Arch and CÚRAM intend to deploy resources in Ireland to advance Arch’s technology, ranging from early stage research to late stage development. Under Arch oversight and guidance, personnel from Arch and CÚRAM will work closely together on diverse pipeline projects, including new potential indications and products as well as human clinical trial planning. In addition to receiving infrastructure support, for each €1 up to an annual maximum of €250,000 that Arch contributes to its own R&D activities within CÚRAM, CÚRAM will contribute €2 up to an annual maximum of €500,000 to those same activities, made possible by its grant funding from Science Foundation Ireland (SFI).

Arch Therapeutics’ Chief Executive Officer, Terrence W. Norchi, MD, noted, “This collaboration encompasses a direct, forward-looking approach to the changing global dynamics of both industry and academic R&D, representing a unique and mutually beneficial opportunity for both Arch Therapeutics and CÚRAM. Arch benefits by obtaining access to financial, infrastructural, and expert human resources for our planned work; CÚRAM benefits by being provided access to collaborate on our technology; and Ireland benefits from the shift of some of Arch’s financial and labor resources to Ireland as well as the growing footprint of a non-Irish company into the country. The planned research and development support to Arch, as well as the partnership with a seasoned and renowned team should enhance our efforts to execute on the goal of AC5 commercialization in Europe next year.”

Prof. Abhay Pandit, Director of CÚRAM, said, “CÚRAM has come along at a pivotal point in the medical device industry in Ireland and Europe, as there are large markets with unmet clinical needs. CÚRAM plans to invigorate the landscape by enhancing technology that exists and introducing technology that does not yet exist. Our significant collaboration with Arch Therapeutics and other industry partners is very exciting. Leaders within CÚRAM have a successful history working with Arch, and we are delighted to support their drive to commercialization for what should be very important products for the healthcare industry.”

An announcement by Science Foundation Ireland announcing the establishment of CÚRAM may be found at the following link: http://www.sfi.ie/news-resources/press-releases/245-million-to-be-invested-in-five-new-world-class-sfi-research-centres-in-ireland.html

For more information on the agreement, please refer to the company’s 8-K filing.

About Arch Therapeutics, Inc.

Arch Therapeutics, Inc. is a medical device company developing a novel approach to stop bleeding (hemostasis) and control leaking (sealant) during surgery and trauma care. Arch is developing products based on an innovative self-assembling peptide technology platform to make surgery and interventional care faster and safer for patients. Arch's flagship development stage product candidate, known as the AC5 Surgical Hemostatic Device™, is being designed to achieve hemostasis in minimally invasive and open surgical procedures.

Website: www.archtherapeutics.com

About CÚRAM

The Centre for Research in Medical Devices (CÚRAM) is a national research centre linking leading Irish scientists, engineers and clinicians with companies from the medical device, pharmaceutical and biotechnology sectors to form a cohesive partnership focused on identifying and developing innovative solutions to the needs of the current and emerging medical device industry. CÚRAM integrates researchers from four SFI strategic research clusters (SRCs) whose research focuses on key medical device markets, along with complementary researchers from seven higher education institutions across Ireland with specific medical device, manufacturing and clinical expertise. CÚRAM will deliver its research programme in collaboration with 35+ industries and in partnership with complementary Irish centres/associations, together forming a high-caliber multi-disciplinary integrated team.

Website: www.curamdevices.ie

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, references to novel technologies and methods, our business and product development plans and projections, or market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company, our ability to retain important members of our management team and attract other qualified personnel, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, our ability to develop and commercialize products based on our technology platform, and market conditions. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov.

On Behalf of the Board,
Terrence W. Norchi, MD
Arch Therapeutics, Inc.

Contact:

ARTH Investor Relations
Toll Free: +1-855-340-ARTH (2784) (US and Canada)
Email: investors@archtherapeutics.com
Website: www.archtherapeutics.com

Or

Richard Davis
Chief Financial Officer
Arch Therapeutics, Inc.
Phone: 617-431-2308
Email: rdavis@archtherapeutics.com
Website: www.archtherapeutics.com